Exhibit 99.1

Contacts: Steven E. Brady, President and CEO Donald F. Morgenweck, CFO (609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 1st Quarter 2010 Earnings

Ocean City, New Jersey - April 27, 2010 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1.3 million for the quarter ended March 31, 2010. This represents a 46.4% increase over the $913,000 earned in the first quarter of 2009. Basic and diluted earnings per share were $0.20, compared to $0.13 in the same period last year. Results of the first quarter of 2009 reflect the impact of other-than-temporary impairment charges of $303,000 (net of tax) compared to no impairment activity in the first quarter of 2010.

Ocean Shore Holding Co. (the “Company”) is the holding company for Ocean City Home Bank (the “Bank”), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of ten full-service banking offices in eastern New Jersey.

“We are proud to report growth in net income and earnings per share for the first quarter of 2010,” said Steven E. Brady, President and CEO. “We have worked hard to build a strong and stable franchise, and we are pleased to see the results of this effort during the current economic environment.”

Balance Sheet Review

Total assets grew $11.1 million, or 1.4%, to $781.2 million at March 31, 2010 from December 31, 2009. Loans receivable, net, grew $2.7 million, or 0.4%, to $666.3 million, while investment and mortgage-backed securities declined $1.9 million, or 6.3%, to $27.6 million during the first quarter of 2010. Cash and cash equivalents grew $9.0 million, or 27.4%, to $42.1 million at March 31, 2010 from December 31, 2009. Growth in the loan portfolio included increases in real estate construction loans of $4.7 million and consumer loans of $654,000 offset by decreases in real estate mortgage loans of $2.1 million and commercial loans of $467,000. The decrease in investments and mortgage-backed securities resulted from normal maturity and repayment activity. Cash and cash equivalents growth resulted from increased deposit activity.

Deposits grew $9.6 million, or 1.8%, to $547.0 million at March 31, 2010 from December 31, 2009. The Company continued its focus on core deposits, which increased $8.7 million, or 2.7%, to $332.1 million. Certificates of deposit increased $838,000, or 0.4%, to $214.9 million at March 31, 2010 compared to year-ended 2009. Total borrowings were unchanged at $125.5 million for the quarter-ended March 31, 2010.

Asset Quality

Non-performing assets increased $635,000, or 32.7%, to $2.6 million at March 31, 2010 from December 31, 2009 resulting from an increase in the number of non-performing loans from 13 at December 31, 2009 to 14 at March 31, 2010. Non-performing loans totaled 0.37% of total loans at March 31, 2010 compared to 0.28% at December 31, 2009. The allowance for loan losses was 0.54% of total loans at March 31, 2010 compared to 0.52% at December 31, 2009 and 0.46% of total loans at March 31, 2009. The Company experienced $26,000 in charge-off activity for the first quarter of 2010 compared to no activity during the same period in 2009.

Income Statement Analysis

Net interest income increased $830,000, or 16.1%, to $6.0 million for the first quarter of 2010 compared to $5.2 million in the first quarter of 2009. Net interest margin increased 4 basis points in the quarter ended March 2010 to 3.46% versus 3.42% for the quarter ended December 2009 and 25 basis points from 3.21% for the quarter ended March 2009. The growth in net interest income in the first quarter of 2010 compared to the first quarter of 2009 was the result of an increase in average interest-earning assets of $50.2 million and a decrease of 45 basis points in the average cost of interest-bearing liabilities to 2.26%. These changes were offset by an increase in average interest-bearing liabilities of $56.4 million and a decrease of 11 basis points in the average yield on interest-earning assets to 5.49%.

Other income increased $606,000 to $807,000 for the first quarter of 2010 compared to $201,000 in the first quarter of 2009. Excluding the effect of other than temporary impairment charges of $486,000 recorded in the first quarter of 2009, other income increased $120,000, or 16.5%, over the prior year. The increases in other income resulted from increases in deposit account fees, cash surrender value of life insurance and debit card commissions over the prior period.

Other expenses increased $712,000, or 19.0%, to $4.5 million during the first quarter of 2010 compared to the first quarter of 2009. The increases were due to the opening of the Company’s tenth branch office in the fourth quarter of 2009 and increases in FDIC insurance, marketing, salary and computer processing related expenses and decreases in qualified deferred costs associated with closed loans.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	March 31, 2010	December 31, 2009	% Change
	(Dollars in thousands)
Total assets	$781,207	$770,145	1.4%
Cash and cash equivalents	42,073	33,028	27.4
Investment securities	27,576	29,427	(6.3)
Loans receivable, net	666,323	663,663	0.4
Deposits	546,988	537,422	1.8
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	98,562	97,335	1.3

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended March 31,
	2010	2009	% Change
	(Dollars in thousands, except per share and share amounts)
Interest and dividend income	$9,505	$8,992	5.7%
Interest expense	3,524	3,841	(8.2)

Net interest income	5,981	5,151	16.1

Provision for loan losses	152	152	0.0

Net interest income after provision for loan losses	5,829	4,999	16.5

Other income	807	687	17.5
Impairment on investment securities	—	(486)	N/M
Other expense	4,452	3,741	19.0

Income before taxes	2,184	1,459	49.7
Provision for income taxes	848	546	55.3

Net income	$1,336	$913	46.4

Earnings per share basic	$0.20	$0.13	53.8
Earnings per share diluted	$0.20	$0.13	53.8

Average shares outstanding basic	6,818,485	7,059,645
Average shares outstanding diluted	6,836,588	7,119,894

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$663,763	5.44%	$605,251	5.59%
Investment securities	28,474	6.66%	36,741	5.77%

Interest-bearing deposits	497,774	1.63%	418,857	2.21%
Total borrowings	125,464	4.77%	147,981	4.13%

Interest rate spread		3.23%		2.89%
Net interest margin		3.46%		3.21%

ASSET QUALITY DATA (Unaudited)

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,476	$2,684
Provision for loan losses	152	1,251

Charge-offs	26	460
Recoveries	0	1

Net charge-offs	(26)	(459)

Allowance at end of period	$3,601	$3,476

Allowance for loan losses as a percent of total loans	0.54%	0.52%
Allowance for loan losses as a percent of nonperforming loans	139.7%	188.4%

	At March 31, 2010	At December 31, 2009
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$2,017	$1,593
Real estate mortgage - commercial	276	139
Commercial business loans	99	22
Consumer loans	87	91

Total	2,479	1,845

Real estate owned	98	98
Other nonperforming assets	0	0

Total nonperforming assets	$2,577	$1,943

Nonperforming loans as a percent of total loans	0.37%	0.28%
Nonperforming assets as a percent of total assets	0.33%	0.25%

SELECTED FINANCIAL RATIOS (Unaudited)

	Three Months Ended March 31,
	2010	2009
Selected Performance Ratios:
Return on average assets (1)	0.68%	0.53%
Return on average equity (1)	5.43%	5.57%
Interest rate spread (1)	3.23%	2.89%
Net interest margin (1)	3.46%	3.21%
Efficiency ratio	65.60%	69.93%

(1)	Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA

	Q1 2010	Q4 2009	Q3 2009	Q2 2009	Q1 2009
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$5,981	$5,900	$5,757	$5,379	$5,151
Provision for loan losses	152	357	490	252	152
Net interest income after provision for loan losses	5,829	5,543	5,267	5,127	4,999
Other income	807	854	790	771	686
Impairment on investment securities	—	—	—	(592)	(486)
Other expense	4,452	4,248	3,939	4,206	3,741
Income before taxes	2,184	2,149	2,118	1,100	1,459
Provision for income taxes	848	835	805	429	546
Net income	1,336	1,314	1,313	671	913

Share Data:
Earnings per share basic	$0.20	$0.19	$0.19	$0.10	$0.13
Earnings per share diluted	$0.20	$0.19	$0.18	$0.09	$0.13
Average shares outstanding basic	6,818,615	7,051,468	7,080,802	7,064,637	7,059,645
Average shares outstanding diluted	6,836,718	7,081,593	7,124,025	7,124,104	7,119,894

Balance Sheet Data:
Total assets	$781,207	$770,145	$742,630	$724,246	$699,980
Investment securities	27,576	29,427	30,336	32,326	36,137
Loans receivable, net	666,323	663,663	655,532	636,559	617,599
Deposits	546,988	537,422	532,843	490,469	477,463
FHLB advances	110,000	110,000	117,900	142,900	133,100
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholder’s equity	98,562	97,335	67,402	65,859	64,578

Asset Quality:
Non-performing assets	$2,578	$1,943	$2,683	$4,569	$1,445
Non-performing loans to total loans	0.37%	0.28%	0.41%	0.72%	0.23%
Non-performing assets to total assets	0.33%	0.25%	0.36%	0.63%	0.21%
Allowance for loan losses	$3,601	$3,476	$3,478	$3,089	$2,837
Allowance for loan losses to total loans	0.54%	0.52%	0.53%	0.49%	0.46%
Allowance for loan losses to non-performing loans	139.70%	188.4%	137.70%	67.5%	196.3%